Newsletter - Q3 2020

Notes from the CEO
Net income during Q3 2020 was negative $(1,417,025), versus negative $(751,552) during the same three months of FY 2019. Modified Earnings Before Income Tax Depreciation and Amortization (MEBITDA) for the third quarter (Q3 or April, May and June) 2020 was $1,995,362 versus $17,171 during the same period last year. Net income after nine months in FY 2020 is negative $(2,313,650) and was negative $(3,876,411) in the comparative period of FY 2019. After nine months, MEBITDA is $6,752,816 for FY 2020 and that compares to $1,489,364 during the first nine months of FY 2019.
The following table provide comparative data relating to certain operating measures from Q3 of our fiscal year versus the same period last year. In addition, the nine month values are provided for your reference as well.
Table 1.  Operational and Financial Summary

Description	Three months ended June 30, 2020	Three months ended June 30, 2019	Nine months ended June 30, 2020	Nine months ended June 30, 2019
Production (million gal)	22.69	30.33	86.13	96.60
Ethanol Yield (den gal/bu)	2.826	2.913	2.893	2.898
Ethanol Price (per gal)	$1.21	$1.35	$1.31	$1.25
Corn Price (per bushel)	$3.05	$3.97	$3.55	$3.68
Corn Oil Yield (lbs/bu)	0.91	0.98	0.97	0.99
BTU’s/gallon	24,486	21,963	24,234	23,290
Steam/Natural Gas cost per MMBTU	$2.27	$3.40	$2.69	$3.71
kWh/gallon	0.801	0.685	0.670	0.655
Chemical cost ($/gal)	$0.061	$0.099	$0.087	$0.098

For further performance comparison of operating measures, the cost of production data on a cents per gallon basis is presented in Table 2.
[The following table excludes non cash depreciation that is included in "Fixed Cost" and "General and Administrative Cost" ("G&A") in the Statement of Operations included later in this document in the calculation of the cost per gallon of ethanol produced].

Table 2. Cost per gallon

Metric	YTD 2020	Fiscal 2019	Fiscal 2018
Variable Cost	$0.2134	$0.2436	$0.2541
Fixed Cost	0.1400	0.1206	0.1411
G&A Cost	0.0452	0.0375	0.0387
Total	$0.3986	$0.4017	$0.4339

Performance
As mentioned in the last newsletter, the impact of the COVID-19 pandemic induced economic shutdown caused us to reduce the output of the plant during the period of March - May. Accordingly, those effects are demonstrated in Table 1 above. Production was off 7.64 million gallons from the same quarter in the previous year. Our efficiencies were impacted as well. Ethanol yield at 2.826 gallons per bushel was well below our goal. However, it was partly a result of choosing to use less expensive ingredients in the production process, as noted by a significant reduction in chemical costs (3.8 cpg less versus the same period last year). In other words, we made the decision to operate in a configuration that would preserve as much capital as possible. The lower volume of ethanol output negatively impacted energy efficiency with both our BTU’s/gallon metric and the kWh/metric higher than the previous year due to fewer gallons to spread the energy inputs over.

During May we had our annual spring maintenance shutdown. Numerous repairs were made, systems cleaned and projects were completed to allow for consistent operations for the next year. The costs associated with this effort are significant and will consequently skew the production cost metrics in Table 2 and the comparison to prior periods. It was gratifying to note that even with that expected cost impact, total production costs are below both FY 2019 and FY 2018. We expect the remaining quarter to further reduce the cost structure.

Update
The COVID-19 pandemic created a significant demand for alcohol used to create hand sanitizer. With relaxed standards from the Food and Drug Administration (FDA), SIRE was able to support efforts focused on increasing the supply of hand sanitizer. The FDA has since revised their temporary rules a number of times and on June 1st they issued very specific requirements that SIRE could not meet. We continue to look at ways to meet the guidance and are also mindful of the number of announcements from facilities that intend to bring additional capacity online to produce alcohol that meets U.S. Pharmaceutical (USP) grade specifications. The publicly stated intentions that we are aware of amount to over 200 million gallons per year. In addition, there are at least four additional companies that have announced projects to be able to continuously produce higher grade alcohol but have not, to our knowledge, announced specific gallon targets. Finally, there are producers currently in the higher grade alcohol business that have signaled they are increasing capacity as well. SIRE has received preliminary estimates to put in the additional distillation equipment required to meet the standards and these came in at approximately $15 million. That amount does not account for additional tankage and systems required for the proper ongoing handling measures required by the FDA. At this time, SIRE has no plans to make that type of capital commitment for the addition of permanent industrial grade capacity. We are, however, pleased to work with a key partner in a supplier relationship that we believe will allow us to provide base feedstock at attractive margins into the extended future.

The Road Ahead
On the state level, SIRE is pleased to be a long-standing member of the Iowa Renewable Fuels Association (IRFA). Among other things, IRFA provides a strong voice for our industry at the statehouse in Des Moines. Each year IFRA assists SIRE by handling the preparation and mailing out of our request for donations to the SIRE Political Action Committee (PAC). It is important to be engaged with our political representatives and one way we do that is with campaign donations. The SIRE PAC is not aligned with either political party but instead aligns itself, through support, with elected officials and candidates that understand and support the renewable fuels industry. If you have supported the SIRE PAC in the past, thank you. If you haven’t, I’d ask you to consider it when you receive our request for donations. It is one more way, in addition to personal advocacy and voting, that we can make our voices heard.
By the time the next quarterly newsletter is generated, the 2020 harvest will be in the bin. Aside from very recent inclement weather, it looks to be a very good one in our area. Our Commodity and Operations Teams are gearing up to handle the incoming bushels with plans once again to create temporary piles at SIRE once the bins are full. Year after year, the need for additional corn storage is discussed at our various long-range planning sessions. We will be working to make those plans a reality over the next couple years.
Speaking of corn, be on the lookout in the coming days for an announcement of a field day that will showcase varieties of corn that we think have the potential to benefit both SIRE and growers. SIRE has been exploring this opportunity for the last several years and we look forward to expanding the acres in this project in 2021.

Mike Jerke, CEO
Southwest Iowa Renewable Energy, LLC
712.352.5002

Financial Results

SOUTHWEST IOWA RENEWABLE ENERGY, LLC Summary Statements of Operations Unaudited (Dollars in thousands, except per unit data)
	Three Months Ended June 30,		Nine Months Ended June 30,
	2020	2019	2020	2019
Revenues	$34,107	$53,505	$146,500	$160,077
Cost of Goods Sold	34,040	52,903	143,857	159,540
Gross Margin	67	602	2,643	537

General and administrative expenses	1,288	1,061	3,811	3,737
Interest and other expense, net	196	292	1,146	676
Net (Loss)	$(1,417)	$(751)	$(2,314)	$(3,876)

Weighted Average Units Outstanding, Basic	8,975	13,327	10,210	13,327
Weighted Average Units Outstanding, Diluted	8,975	13,327	10,210	13,327
Net (Loss) per unit, Basic	$(157.88)	$(56.35)	$(226.64)	$(290.84)
Net (Loss) per unit, Diluted	$(157.88)	$(56.35)	$(226.64)	$(290.84)

Modified EBITDA
Management uses Modified EBITDA, a non-GAAP measure, to measure the Company’s financial performance and to internally manage its business. Management believes that Modified EBITDA provides useful information to investors as a measure of comparison with peer and other companies. Modified EBITDA should not be considered an alternative to net income or cash flow as determined in accordance with generally accepted accounting principles. Modified EBITDA calculations may vary from company to company. Accordingly, our computation of Modified EBITDA may not be comparable with a similarly-titled measure of another company.

Modified EBITDA, which is defined as earnings before interest, income taxes, depreciation, amortization, unrealized hedging gains and losses, and other significant noncash expenses was $2.0 million for the three months ended March 31, 2020, compared to $0.0 million for the three months ended March 31, 2019. Modified EBITDA was $6.8 million for the nine months ended June 30, 2020 compared to $1.5 million for the nine months ended June 30, 2019. The following sets forth the reconciliation of net income to Modified EBITDA for the periods indicated:

	Three Months Ended June 30,		Nine Months Ended June 30,
	2020	2019	2020	2019
	Unaudited	Unaudited	Unaudited	Unaudited
	in 000's	in 000's	in 000's	in 000's

Net (Loss)	$(1,417)	$(751)	$(2,314)	$(3,876)
Interest expense	574	296	1,568	750
Depreciation	2,741	2,537	7,946	7,670
EBITDA	1,898	2,082	7,200	4,544

Unrealized Hedging Loss (Gain)	97	(2,065)	(448)	(3,055)

Modified EBITDA	$1,995	$17	$6,752	$1,489

About Southwest Iowa Renewable Energy, LLC:
SIRE is located on 275 acres in Council Bluffs, Iowa, operating a 140 million gallon per year ethanol plant. SIRE began producing ethanol in February, 2009 and sells its ethanol, distillers grains, corn syrup, and corn oil in the continental United States, Mexico and the Pacific Rim.
This newsletter contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “1995 Act”).  Such statements are made in good faith by SIRE and are identified as including terms such as “may,” “will,” “should,” “expects,” “anticipates,” “estimates,” “plans,” or similar language.  In connection with these safe-harbor provisions, SIRE has identified in its Annual Report on Form 10-K , important factors that could cause actual results to differ materially from those contained in any forward-looking statement made by or on behalf of SIRE, including, without limitation, the risk and nature of SIRE's business, and the effects of general economic conditions on SIRE. The forward-looking statements contained in this Press Release are included in the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. SIRE further cautions that such factors are not exhaustive or exclusive. SIRE does not undertake to update any forward-looking statement which may be made from time to time by or on behalf of SIRE.

Brett Frevert, CFO
Southwest Iowa Renewable Energy, LLC
712.366.0392